Exhibit 10.41
COAL TO FUEL GAS CONVERSION AGREEMENT
Between
HOMELAND GASIFICATION, LLC
and
HOMELAND ENERGY SOLUTIONS, LLC
Dated as of November 14, 2007

November 14, 2007

SECTION 1 DEFINITIONS AND INTERPRETATION	1
1.1 Defined Terms	1
1.2 Construction	1
SECTION 2 PURCHASE OF SERVICES	1
2.1 Fuel Conversion Services	1
2.2 Exclusive Nature of Agreement	1
SECTION 3 FACILITY AND EQUIPMENT	2
3.1 Facility	2
3.2 Fuel Gas Metering Equipment	2
3.3 Fuel Measurement	2
3.4 Testing and Adjustment	2
3.5 Access	2
SECTION 4 DEMONSTRATED CAPACITY AND CURTAILMENT	3
4.1 Determination of the Demonstrated Capacity and Efficiency of the Facility	3
4.2 Right to Observe Tests	3
4.3 Curtailment of the Facility by HES	3
4.4 Fuel Gas Specifications and Delivery	3
4.5 Utilization Plan	3
4.6 Fuel	3
SECTION 5 PRICE AND PAYMENT	4
5.1 Fuel Conversion Services Charge	4
5.2 Invoicing and Payment	4
5.2.1 Monthly Statements	4
5.2.2 Payment	4
5.2.3 Late Payments and Disputed Invoices	5
5.2.4 Interest	5
5.3 Adjustments	5
5.4 Taxes	5
SECTION 6 TITLE AND RISKS ASSOCIATED WITH FUEL AND FUEL GAS	5
6.1 Title to Fuel and Fuel Gas	5
November 14, 2007

-i-

6.2 Risk of Loss	5
6.3 Risk of Non-Conforming Fuel	6
SECTION 7 ROLES OF PARTIES	6
7.1 Roles of HES	6
7.1.1 Operation and Maintenance Obligations	6
7.1.2 Outages	6
7.1.3 Access	6
7.1.4 Maintenance of Records	6
7.1.5 Approvals and Permits	6
7.1.6 Waste Product Disposal	7
7.2 Roles of Owner	7
7.2.1 Plant Manager Responsibilities	7
SECTION 8 INDEMNITIES	7
8.1 Indemnity for the Parties’ Personnel and Property	7
8.2 Indemnity for Operation of the Facility	7
8.3 Indemnity for Fuel	7
8.4 Indemnity for Fuel Gas	7
8.5 Indemnity by Owner	8
8.6 Scope of Indemnity; Waiver of Subrogation	8
8.7 Indemnification Procedure	8
8.8 Survival	8
SECTION 9 TERM OF AGREEMENT TERMINATION AND EVENTS OF DEFAULT	8
9.1 Term	8
9.2 Conditions Precedent	9
9.3 Termination for Failure to Satisfy Conditions Precedent	9
9.4 Events of Default	9
9.4.1 Owner Event of Default	9
9.4.2 HES Event of Default	10
SECTION 10 LIABILITY	10
10.1 Waiver of Consequential Damages	10
November 14, 2007

-ii-

10.2 Intent	11
10.3 Disclaimer	11
SECTION 11 DISPUTE RESOLUTION	11
11.1 Negotiation	11
SECTION 12 REPRESENTATIONS, WARRANTIES AND COVENANTS	11
12.1 Representations, Warranties and Covenants of Owner	11
12.2 Representations, Warranties and Covenants of HES	12
SECTION 13 ASSIGNMENT	13
13.1 Assignment	13
13.2 Facility Lender Requested Documents	13
SECTION 14 CONFIDENTIAL INFORMATION	14
14.1 Confidentiality Obligation	14
14.2 Required Disclosure	14
14.3 Term of Obligation	14
SECTION 15 MISCELLANEOUS PROVISIONS	14
15.1 Joint Effort	14
15.2 Captions; Recitals	14
15.3 Severability	15
15.4 No Waiver	15
15.5 Applicable Law	15
15.6 Counterparts	15
15.7 Relationship Between the Parties	15
15.8 Third Parties	15
15.9 Notices	15
15.10 Conflicting Provisions	16
15.11 Entire Agreement and Amendments	16

November 14, 2007

-iii-

Appendix A	Defined Terms
Exhibit A	Description of Facility and Designation of Delivery Points
Exhibit B	Demonstrated Capacity and Efficiency Tests
Exhibit C	Facility Operating Procedures
Exhibit D	NOT USED
Exhibit E	Coal and Fuel Gas specifications
Exhibit F	Sample Payment Methodology
Exhibit G	NOT USED
Exhibit H	Operations and Maintenance Agreement
Exhibit I	Site Lease and Access Agreement
Exhibit J	NOT USED
Exhibit K	NOT USED
Exhibit L	Scheduled Maintenance
Exhibit M	NOT USED
Exhibit N	Default Payment Schedule
November 14, 2007

-iv-

EPIC — Confidential
COAL TO FUEL GAS CONVERSION AGREEMENT
THIS COAL TO FUEL GAS CONVERSION AGREEMENT (this “CCA”) is made and entered into as of November 14, 2007 (the “Effective Date”), between HOMELAND GASIFICATION, LLC (“Owner”), and Homeland Energy Solutions, LLC an Iowa Limited Liability Company (“HES” collectively with Owner “Parties”).
RECITALS
WHEREAS, Owner shall be the owner of an approximately 542 MMBtu per hour coal gasification facility that will be constructed on a site owned by HES located in Chickasaw County, Iowa and adjacent to the HES Ethanol Plant (“HES Plant”).
WHEREAS, HES wishes to: (i) provide coal and other fuel materials, a site on which to construct the facility, operation and maintenance services, and disposal services to Owner’s facility for conversion into fuel gas; and (ii) receive from Owner all of such fuel gas; and
WHEREAS, Owner wishes to: (i) receive such coal and other fuel materials and provide such fuel conversion services; and (ii) deliver to HES fuel gas.
NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties herein contained, the Parties hereby agree as follows:
SECTION 1
DEFINITIONS AND INTERPRETATION
1.1 Defined Terms. The terms set forth in Appendix A, when appearing in this CCA with their initial letters capitalized, have the respective meanings specified in Appendix A.
1.2 Construction. As used in this CCA, (i) the terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) references to a “Section,” “Subsection,” “Section,” “Appendix” or “Exhibit” shall mean a section, subsection, Section, appendix or exhibit of this CCA, as the case may be, unless in any such case the context clearly indicates otherwise, (iii) all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law includes any amendment of modification thereof as of the date of execution of this CCA, (iv) a reference to a Person includes its successors and permitted assigns and (v) the singular shall include the plural and the masculine shall include the feminine, and vice versa.
SECTION 2
PURCHASE OF SERVICES
2.1 Fuel Conversion Services. Subject to the terms and conditions of this CCA, (i) Owner shall perform Fuel Conversion Services for HES and (ii) HES shall purchase Fuel Conversion Services from Owner.
2.2 Exclusive Nature of Agreement. The relationship between Owner and HES with respect to the Facility and Fuel Conversion Services shall be exclusive.
November 14, 2007

EPIC — Confidential
SECTION 3
FACILITY AND EQUIPMENT
3.1 Facility. Owner shall cause the Facility (as described in Exhibit A) to be constructed, operated and maintained in accordance with the requirements of the Project Documents, Applicable Laws, Accepted Coal Gasification Practices and the terms of this CCA. During the Operating Period, Owner shall procure, obtain and maintain, at its expense, insurance coverage for the Facility in scope and amount no less than the coverage that may be required by Applicable Law, the Financing Documents and Accepted Coal Gasification Practices, or that are customarily obtained by Persons engaged in businesses similar to that of Owner.
3.2 Fuel Gas Metering Equipment. Fuel Gas delivered by Owner to HES shall be metered at the Fuel Gas Delivery Point by the Fuel Gas Metering Equipment installed and owned by Owner. The Fuel Gas Metering Equipment shall be used to determine conclusively the amount of Fuel Gas delivered by Owner at the Fuel Gas Delivery Point. The Btu content of the Fuel Gas delivered by Owner shall be determined by the Fuel Gas Metering Equipment. Owner shall be responsible for the maintenance of the Gas Metering Equipment in accordance with Accepted Coal Gasification Practices. HES shall have the right to receive data in electronic form, in real time on a continuous basis, from the Facility, and the Fuel Gas Metering Equipment shall incorporate communication and telemetry equipment capable of providing such data to HES. Owner shall bear all costs and expenses of installation, maintaining and the initial testing of the Fuel Gas Metering Equipment, and the costs of the delivery and communication to HES of data from the Fuel Gas Metering Equipment.
3.3 Fuel Measurement. Fuel delivered by HES to the Facility shall be measured by weight on certified scales (the “Fuel Measurement Scales”). The Fuel Measurement Scales shall govern the tonnage of the Fuel. The Btu content and all other Fuel Specifications of the Fuel delivered by HES shall be determined by fuel samples taken by an ASTM-approved automatic sample system. A weekly composite of all samples taken shall be sent to a testing laboratory that is mutually acceptable to Owner and HES, and the results of the testing laboratory’s analysis shall conclusively determine the quality of Fuel delivered to the Fuel Delivery Point. HES shall bear all costs and expenses of measuring, sampling and testing the fuel and the cost of delivery of and communication of data from the Fuel Measurement Scales and the testing laboratory.
3.4 Testing and Adjustment. At HES’ cost and expense an independent third party chosen by Owner and approved by HES shall regularly test, certify, calibrate and inspect all Fuel Gas Metering Equipment and Fuel Measurement Scales, but no less frequently than annually. HES shall deliver to Owner all scale certification reports for the Fuel Measurement Scales. If any such test shows a measurement error of more than (i) two percent in the case of the Fuel Gas Metering Equipment or (ii) two percent in the case of Fuel Measurement Scales, then a retroactive correction of that equipment shall be made for the period during which the equipment was in error, or if the period of error cannot be reasonably ascertained, for one-half of the time elapsed since the date of the last test.
3.5 Access. Each Party shall have the right to receive reasonable advance notice with respect to, and to be present at the time of, any installing, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting of Fuel Metering Equipment or Fuel Measurement Scales irrespective of whether such Fuel Measuring Equipment or Fuel Measurement Scales is owned or operated by the Owner, HES or by a third party.

November 14, 2007

EPIC — Confidential
SECTION 4
DEMONSTRATED CAPACITY AND CURTAILMENT
4.1 Determination of the Demonstrated Capacity and Efficiency of the Facility. As a condition to achieving Commercial Operation, Owner shall, at its own cost and expense, conduct the capacity and efficiency tests set forth in Exhibit B (“Exhibit B Tests”) and pursuant to the procedures stated in Exhibit B (“Exhibit B Procedures”) and the Exhibit B Tests must demonstrate the Facility has achieved the minimum testing requirements set forth in Exhibit B. If Owner reasonably believes that, due to equipment malfunction or other causes, the results of the Exhibit B Tests are not representative of the actual capacity and efficiency capability of the Facility, Owner may, at its own cost and expense, promptly correct the equipment malfunction or other causes and may re-run the Exhibit B Tests. Notwithstanding the foregoing, the Exhibit B tests must be completed within a 180 day period following the first capacity and efficiency tests.
4.2 Right to Observe Tests. Owner shall give HES at least 24 hours’ advance notice of, and HES shall have the right to observe, all Exhibit B Tests.
4.3 Curtailment of the Facility by HES. Subject to a Curtailment by HES, Accepted Coal Gasification Practices, Applicable Laws and the operational limits of the Facility as set forth in the Facility Operating Procedures, Owner shall at all times during the Operating Period operate the Facility at full capacity. In the event HES requires a Curtailment, HES shall promptly notify Owner as to the timing and duration to shut down the Facility.
4.4 Fuel Gas Specifications and Delivery. The Fuel Gas shall meet the Fuel Gas Specifications, as defined in Exhibit E, and shall be delivered to the Fuel Gas Delivery Point. HES shall have the right to reject Fuel Gas that does not meet such Fuel Gas Specifications. Provided the Fuel Gas meets the Fuel Gas Specifications, HES shall receive all Fuel Gas provided under this CCA at the Fuel Gas Delivery Point and shall be solely responsible for all costs and losses from and after the Fuel Gas Delivery Point.
4.5 Utilization Plan. Prior to the Commercial Operation Date, and at least 120 days before the start of each Operating Year thereafter, HES shall prepare and submit to Owner a proposed annual utilization plan for the HES Plant describing HES’ forecasted operation plan of the HES Plant during the upcoming Operating Year. Following such submission, the Parties shall meet and confer with respect to the operational requirements of the Facility, and Owner shall prepare and submit to HES its proposed Scheduled Maintenance program for the upcoming Operating Year.
4.6 Fuel. HES, at its sole cost and expense, shall deliver or cause to be delivered to Owner, (i) at the Fuel Delivery Point, all quantities of Fuel required by Owner to generate Fuel Gas during the Start-up Period and the Operating Period and (ii) at the Gas Delivery Point, all quantities of natural gas required by Owner to start up the Facility. HES shall be responsible for and bear all costs and expenses related to the scheduling of Fuel and natural gas deliveries under this CCA and the transportation of all Fuel and natural gas deliveries to the Fuel Delivery Point and the Gas Delivery Point, respectively. All Fuel delivered or caused to be delivered by HES pursuant to this Section 4.6 shall meet the Fuel Specifications as shown in Exhibit E. Owner shall have the right to reject Fuel that does not meet such specifications at the Fuel Delivery Point. The unit of Fuel quantity measurement for purposes of this CCA shall be Btu’s per short ton.
November 14, 2007

EPIC — Confidential
SECTION 5
PRICE AND PAYMENT
5.1 Fuel Conversion Services Charge. For each Month during the Start-up Period and Operating Period, HES shall pay to Owner an amount equal to the Fuel Conversion Services Charge for such Month. The Parties acknowledge and agree that in the event of a Curtailment, for such period of the Curtailment, HES shall be obligated to pay the Fuel Conversion Services Charge (computed using the Fuel Conversion Services Rate-Curtailment ), even if the Facility is not delivering Fuel Gas to the Fuel Gas Delivery Point. An example, for illustration purposes only, of the Fuel Conversion Services Charge is located in Exhibit F.
5.1.1 Fuel Conversion Efficiency Rate. Owner will meet the prescribed Reference Efficiency Rate as determined for any calendar quarter. Any flaring that occurs that is not as a result of a Curtailment shall be included in the Reference Efficiency Rate calculation. If for any calendar quarter period during the Operating Period, the actual efficiency rate is less than the Reference Efficiency Rate by more than 5%, then Owner will pay to HES (by way of a discount off the amount payable by HES for such period as described in the last sentence of this Section 5.1.1) an amount equal to the product of the additional Btu’s of Fuel consumed times the actual cost of such Fuel during such calendar quarter. Any discounts due to HES pursuant to this Section 5.1.1, will be discounted in the next Fuel Conversion Service Charge.
5.1.2 Fuel Conversion Services Credit. For each Month during the Start-up Period there is the risk that some of the Fuel Gas will require flaring off due to the instability of the Fuel Conversion Services during the initial phases of the Start-Up Period. HES and Owner agree that during the period prior to the Operating Period that HES will receive a credit to the Fuel Conversion Services Charge (“Fuel Conversion Services Credit”) for any Fuel Gas, which Owner produces and invoices, but which, cannot be consumed by HES. The Fuel Conversion Services Credit shall be calculated within 20 days after the end of each Month and shall be applied to the following Month’s Fuel Conversion Services Charge. Once the Facility enters the Operating Period, this section shall become inoperative.
5.2 Invoicing and Payment.
5.2.1 Monthly Statements. On or before the 5th Day of each Month during the Operating Period, Owner shall provide HES a statement by regular mail, facsimile or other acceptable means in respect of the immediately preceding Month, which statement shall include the amount of Fuel Conversion Services Charge for such Month and such other data and information as may be necessary to determine the amounts payable by HES hereunder. Such statement shall be accompanied by any supporting documentation required or reasonably requested by HES to determine the accuracy of such statement.
5.2.2 Payment. Within 10 Days following the date HES receives each statement under Subsection 5.2.1, HES shall pay or cause to be paid to Owner the full undisputed amount specified therein. All such payments shall be made by wire transfer of immediately available funds to the account of Owner at such depository as Owner shall designate in such statement. If requested by Owner in any such statement, HES shall confirm to Owner the amount of payment, the paying bank and the account to be credited not later than two Business Days before payment. If the payment due date falls on a Day other than a Business Day, payment shall be due on the next succeeding Business Day.
November 14, 2007

EPIC — Confidential
5.2.3 Late Payments and Disputed Invoices. If there is a dispute concerning any amount invoiced by Owner, HES shall promptly pay Owner the amount not in dispute as provided in Subsection 5.2.2. Owner and HES shall then exercise their best efforts to determine whether such disputed amount is due and payable. Any disputed amount that is ultimately determined to have been payable shall be paid within 5 Days following such determination, together with Interest in accordance with the provisions of Subsection 5.2.4. Any dispute that is not promptly resolved by mutual agreement between the Parties shall be resolved in accordance with the provisions of Section 11.
5.2.4 Interest. Amounts not paid by either Party to the other when due under this CCA shall bear interest, from the date such payment was due until and including the date such payment is made, at the Interest Rate.
5.3 Adjustments. If the Parties determine that adjustments or corrections to any statement are required as a result of inaccurate Fuel Gas Metering Equipment or Fuel Measurement Scales or other errors in computation or billing, Owner shall promptly re-compute inaccurate amounts due there under and shall otherwise correct any errors in such statement. To the extent that HES has already paid any amount that is determined not to have been due, Owner shall promptly pay that amount to HES or offset that amount against subsequent payments due or to become due by HES to Owner. To the extent that a re-computation pursuant to this Section 5.3 determines that HES has not paid any amount properly due, HES shall promptly pay that amount to Owner, but shall not be charged interest over that amount. Notwithstanding the foregoing, no adjustment of any statement or payment shall be made unless objection to the accuracy thereof is made within one (1) year of the date of the relevant statement; and provided further that this Section 5.3 shall survive any expiration or other termination of this CCA for a period of one (1) year from the date of such termination for the purpose of such statement and payment objections.
5.4 Taxes. HES shall be solely liable for and shall pay or cause to be paid, or shall reimburse Owner if Owner is required to pay, any and all Taxes relating to or arising out of (i) the transportation, delivery, use or consumption of Fuel hereunder (whether at, prior to or after the Fuel Delivery Point) and (ii) the delivery, transmission, sale or consumption of Fuel Gas (whether at or after the Gas Delivery Point). HES shall indemnify, defend and hold harmless Owner from and against liability for any such Taxes.
SECTION 6
TITLE AND RISKS ASSOCIATED WITH FUEL AND FUEL GAS
6.1 Title to Fuel and Fuel Gas. HES shall retain title to all quantities of Fuel delivered to the Fuel Delivery Point pursuant to Section 4.6. HES shall have and retain title to all Fuel Gas generated by the Facility from and after the time it is produced, both before and after delivery of the Fuel Gas to the Fuel Gas Delivery Point.
6.2 Risk of Loss. Without regard to title to the Fuel as provided in Section 6.1, as between the Parties, HES shall be deemed to be in exclusive possession and control (and be responsible for any damage or injury resulting there from or caused thereby) of (i) Fuel prior to the Fuel Delivery Point and (ii) Fuel Gas at and after the Fuel Gas Delivery Point. Owner shall be deemed to be in exclusive possession and control (and be responsible for any damage or injury resulting there from or caused thereby) of (i) Fuel at and from the Fuel Delivery Point and (ii) Fuel Gas prior to the Fuel Gas Delivery Point. Risk of loss related to Fuel shall transfer from HES to Owner at the Fuel Delivery Point, and risk of loss related to Fuel Gas shall transfer from Owner to HES at the Fuel Gas Delivery Point.

November 14, 2007

EPIC — Confidential
6.3 Risk of Non-Conforming Fuel. In addition to the provisions of Section 6.2, HES remains responsible and agrees to hold harmless and indemnify Owner for all loss, expense, harm, injury or damage, including damage in the event that: (1) HES fails to deliver Fuel to the Facility; or (2) HES delivers Fuel, but such Fuel fails to conform to the Fuel Gas Specifications as set forth in Exhibit E of this CCA.
SECTION 7
ROLES OF PARTIES
7.1 Roles of HES.
7.1.1 Operation and Maintenance Obligations. At all times during the Operating Period, HES shall be responsible for the testing, operation and maintenance of the Facility and shall bear all costs and expenses incurred in connection therewith, including the cost of labor, daily supplies, licenses, permits and applicable taxes all according to the Operations and Maintenance Agreement, Exhibit H. HES shall have full and complete control over the Facility at all times, subject to the rights and remedies of Owner under this CCA, including the right of Owner to appoint a Plant Manager pursuant to Section 7.2.1.
7.1.2 Outages. Owner shall comply with all notice, coordination, reporting and related requirements with respect to outages for Scheduled Maintenance (as set forth in Exhibit L) occurring at the Facility during the Operating Period.
7.1.3 Access. During the Operating Period, Owner and its representatives and designees, including potential lenders, equity participants or clients, shall be permitted, with adequate notice of not less than two business days, to access the Facility at all reasonable times in order (i) to verify, review or monitor the operation of the Facility for the purpose of determining HES’ compliance with this CCA and (ii) to view, inspect, examine and test equipment and facilities.
7.1.4 Maintenance of Records. HES shall keep and maintain at the Facility (and shall retain for a minimum of five years) accurate and complete operating records and logs for the Facility in a manner consistent with Accepted Coal Gasification Practices and as required by Applicable Law. HES shall make such records and logs available to Owner on a real-time basis, as specified in the Facility Operating Procedures, and also for inspection and copying at the Facility, during normal business hours and upon reasonable notice. HES shall give notice to Owner prior to discarding any records and logs and Owner may, within 30 Days of such notice, elect to take possession of such records and logs, in which event HES shall deliver such records and logs to Owner.
7.1.5 Approvals and Permits. HES shall be responsible for obtaining all necessary approvals, consents, permits, licenses, decrees, certificates or other authorizations required for the construction, operation and maintenance of the Facility from any Governmental Authority having jurisdiction, in accordance with Applicable Laws, including, without limitation, all applicable environmental certificates, licenses, permits and approvals. Owner will provide commercially reasonable assistance to HES in determining which such approvals, consents, permits, licenses, decrees, certificates and authorizations are necessary and shall assist HES in obtaining same. HES shall maintain compliance with each such approval, consent, permit, license, decree, certificate and authorization.
November 14, 2007

EPIC — Confidential
7.1.6 Waste Product Disposal. HES shall be responsible for the disposal of all waste products generated by the Facility.
7.2 Roles of Owner.
7.2.1 Owner Responsibilities. Owner shall compensate HES for the actual cost of operating and maintaining Owner’s facility at the rates described in the Operations and Maintenance Agreement, Exhibit H.
SECTION 8
INDEMNITIES
8.1 Indemnity for the Parties’ Personnel and Property. HES hereby releases and shall defend, indemnify and hold harmless the Owner and its Related Parties from and against any and all lawsuits, claims, causes of action and demands in connection with this CCA arising from illness, injury and death of HES’ personnel and from damage to and loss of HES’ property except for such law suits, claims, causes of action and demands resulting from the gross negligence or willful misconduct of Owner. Owner hereby releases and shall defend, indemnify and hold harmless HES and its Related Parties from and against any and all lawsuits, claims, causes of action and demands in connection with this CCA arising from illness, injury and death of Owner’s personnel and from damage to and loss of the Owner’s property except for such lawsuits, claims, causes of action and demands resulting from gross negligence or willful misconduct of HES.
8.2 Indemnity for Operation of the Facility. HES releases and shall defend, indemnify and hold harmless Owner and its Related Parties from and against any and all lawsuits, claims, causes of action and demands brought by third parties against Owner and/or its Related Parties arising directly or indirectly from the operation or maintenance of the Facility. Owner releases and shall defend, indemnify and hold harmless HES and its Related Parties from and against any and all lawsuits, claims, causes of action and demands brought by third parties against HES and/or its Related Parties arising directly or indirectly from the operation or maintenance of the Facility prior to the Commercial Operation Date, including but not limited to claims arising out of alleged violations of intellectual property rights.
8.3 Indemnity for Fuel. HES and Owner shall each defend, indemnify and hold harmless the other Party and its respective Related Parties from and against any and all lawsuits, claims, causes of action and demands brought by third parties and arising out of or relating to any act or incident attributable to Fuel delivered pursuant to this CCA when such Fuel is on its respective side of the Fuel Delivery Point.
8.4 Indemnity for Fuel Gas. Notwithstanding the provisions of Section 8.2, HES and Owner shall each defend, indemnify and hold harmless the other Party and its respective Related Parties from and against any and all lawsuits, claims, causes of action and demands brought by third parties arising out of or relating to any act or incident attributable to Fuel Gas delivered under this CCA when such Fuel Gas is on its respective side of the Delivery Point.
November 14, 2007

EPIC — Confidential
8.5 Indemnity by Owner. Owner shall defend, indemnify and hold harmless HES, its Affiliates, and their officers, directors, and employees from and against all claims, demands, actions, damages, losses, costs, expenses, or liability (including without limitation the costs of litigation, including reasonable attorneys’ fees), arising out of or as a result of: (a) noncompliance with any of Owner’s permits, licenses, or other governmental permissions, if any, for performance of constructing the Facility; (b) any third party claim(s) arising from Owner’s tortuous actions or omissions in the performance of constructing the Facility or operation of the Facility prior to Commercial Operation Date, or (c) infringement upon the Intellectual Property rights of a third party, wherein any such claim, demand, action, damage, losses, costs, expenses or liability are owed to a third party (collectively, “Third Party Claims”).
8.6 Scope of Indemnity; Waiver of Subrogation. It is the Parties’ intent that, except as provided in Section 8.2, the indemnity obligations in this CCA are without regard to the causes of the claims that are being indemnified, including the negligence of any Indemnitee (as defined below), whether such negligence is sole, joint or concurrent, or active or passive, or the strict liability of any Indemnitee. To the extent injury or damage results from the joint or concurrent negligent or intentional acts or omissions of the Parties (or their respective Related Parties), each Party shall be liable under this Section 8 in proportion to its relative degree of fault. HES and the Owner shall each cause its respective insurers to waive all express and implied rights of subrogation against the other Party and the Related Parties of such other Party to the extent and scope of liabilities assumed under this CCA.
8.7 Indemnification Procedure. The Person entitled to indemnification under this Section 8 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing after the receipt of notice of the commencement of any legal action or claim against such Indemnitee in respect of which indemnification may be sought pursuant to the foregoing provisions of this Section 8. Indemnitor shall thereafter have the right to assume the investigation and defense of that claim, including employing legal counsel. If the Indemnitor does not promptly assume the investigation and defense of the claim, the Indemnitee may do so and employ legal counsel of its choosing, at the Indemnitor’s expense. In any case, the Indemnitor shall pay or reimburse the Indemnitee for all court costs, attorneys’ fees and experts’ fees relating to the claim and post any appeals bonds. If the Indemnitee assumes the defense of a claim, the Indemnitee has the right, at its expense, to employ separate legal counsel and participate in the defense of that claim. The Indemnitor shall not be liable for any settlement of a claim without its written consent to the settlement. To prevent double recovery for a claim, the Indemnitee shall reimburse the Indemnitor for payments or costs incurred in an indemnity claim with the proceeds of any judgment, insurance, bond, surety or other recovery by the Indemnitee for the indemnified claim. If the Indemnitee fails to perform any of its obligations under this Section 8.6 and the failure prejudices the Indemnitor in its defense of the claim, the Indemnitor’s obligation to indemnify shall remain in effect but shall be reduced to the extent, if any, that it is so prejudiced.
8.8 Survival. The provisions of this Section 8 shall survive the expiration or earlier termination of this CCA with respect to events, occurrences and claims arising on or before such expiration or termination.
SECTION 9
TERM OF AGREEMENT TERMINATION AND EVENTS OF DEFAULT
9.1 Term. Subject to earlier termination in accordance with this CCA, the term of this CCA (the “Term”) shall commence on the Effective Date and shall end at the end of the last Day of the fifteenth Operating Year; provided that any obligations of the Parties arising prior to the date and time of termination shall survive such termination. The Term shall be subject to renewal or extension by mutual written agreement of the Parties.
November 14, 2007

EPIC — Confidential
9.2 Conditions Precedent. Each Party agrees to use commercially reasonable efforts to promptly satisfy each of the conditions precedent set forth below. Each Party agrees to promptly notify the other Party, but in no event later than three days, after which any condition precedent set forth in this Section 2.2 has been satisfied. Neither Party shall have any obligation under this CCA (except for its obligations under Sections 9.2, 12, 13, 14, and 15, all of which shall be binding as of the Effective Date) unless and until:
Owner
(a)
all necessary approvals, consents, permits, licenses, decrees, certificates or other authorizations that are required for the construction, operation and maintenance of the Facility from any Governmental Authority having jurisdiction shall have been issued in the name of Owner or HES, as applicable, shall be in full force and effect and all conditions with respect to such approvals, consents, permits, licenses, decrees, certificates or other authorizations have been satisfied; and

(b)	Executed Financing Document with the Project Lender acceptable to Owner.

(c)	A Construction Contract Acceptable to Owner and Project Lender.

(d)	Funding of the LLC
HES
(a)	Execution by HES of the coal supply contract including the construction of a hub.

(b)

(c)	Execution by HES of an ethanol construction contract.

(d)	HES receiving railroad approvals

(e)	.

(f)	Approval of the HES board
9.3 Termination for Failure to Satisfy Conditions Precedent. If a condition precedent set forth in Section 9.2 above is not satisfied for any reason or no reason on or by March 31, 2008, then either Party may terminate this CCA with ten (10) days written notice, whereupon the Parties shall have no further liability or obligation to each other hereunder, except for obligations or duties that occurred prior to such termination and a $10,000.00 payment from HES to Owner for engineering and project development costs.
9.4 Events of Default.
9.4.1 Owner Event of Default. Each of the following events shall constitute an event of default of Owner (“Owner Event of Default”) under this CCA:
(a)	the Bankruptcy of Owner;
November 14, 2007

EPIC — Confidential
(b)
Owner fails (i) to pay any amount (other than amounts disputed in good faith) required to be paid under this CCA and such failure is not cured within 10 Days after HES notifies Owner of such failure, or (ii) to pay any amount within five Days following the determination under Section 11 that such amount is due;

(c)
Owner fails to perform in any material respect any obligation under this CCA (other than an obligation to make payment or an obligation that is otherwise specifically set forth in this Section 9.4.1 as a separate default) and such failure is not cured within 30 Days after HES notifies Owner of such failure; and

(d)	Owner abandons the Facility.
9.4.2 HES Event of Default. Each of the following events shall constitute an event of default of HES (“HES Event of Default”) under this CCA:
(a)	The Bankruptcy of HES:

(b)
HES fails (i) to pay any amount (other than amounts disputed in good faith) due and owing pursuant to this CCA and such failure is not cured within 10 Days after the Owner notifies HES of such failure, or (ii) to pay any amount within five Days following the determination under Section 11 that such amount is due;

(c)
HES fails to perform in any material respect any obligation under this CCA (other than an obligation to make payment or an obligation that is otherwise specifically set forth in this Section 9.4.2 as a separate default) and such failure is not cured within 30 Days after Owner notifies HES of such failure; or

(d)	HES abandons or formally shut down the HES Plant.
Termination for Events of Default. If an Owner Event of Default or a HES Event of Default is not cured within the applicable cure period provided above, after the non-defaulting Party notifies the defaulting Party of its intent to terminate this CCA, then the non-defaulting Party may terminate this CCA by providing notice to the defaulting Party. Whether or not this CCA is terminated, the non-defaulting Party may assert any claims available to it under this CCA or Applicable Law, so as to recover actual damages against the defaulting Party. If this CCA is terminated by Owner as a result of a HES Event of Default, then Owner may elect as its remedy for the HES Event of Default for HES to pay Owner the Early Termination Payment (Exhibit N) and upon such payment, HES shall acquire the Facility on an AS IS, WHERE IS BASIS WITH ALL FAULTS AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES (except for a warranty of title and the existence of no liens).
SECTION 10
LIABILITY
10.1 Waiver of Consequential Damages. In no event shall either Owner or HES be liable to the other Party hereunder or to its Related Parties for special, indirect, consequential, punitive or exemplary damages of any nature or kind whatsoever, including loss of profits or revenue (except with respect to payments and amounts expressly provided for in this CCA), outages or service interruptions of the Facility, loss of contracts, cost of capital or claims of customers, and Owner hereby releases HES there from, and HES hereby releases Owner there from.
November 14, 2007

EPIC — Confidential
10.2 Intent. The Parties intend that the waivers and disclaimers of liability, releases from liability, limitations and apportionments of liability, and exclusive remedy provisions expressed throughout this CCA shall apply, whether in contract, tort or otherwise, even in the event of the negligence, strict liability or breach of contract of the Party released or whose liability is waived, disclaimed, limited, apportioned or fixed by such exclusive remedy provision, and shall extend to such Party’s Affiliates, contractors and suppliers, and to its and their Related Parties. The Parties also intend and agree that such provisions shall continue in full force and effect notwithstanding the expiration or early termination of this CCA. The Parties confirm that the exclusive remedies and measures of damages provided in this CCA satisfy the essential purposes hereof.
10.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, OWNER MAKES NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, CONCERNING THE FACILITY, EFFICIENCY, AVAILABILITY OR ANY OTHER MATTER UNDER THIS CCA, AND OWNER DISCLAIMS ANY AND ALL WARRANTIES OR GUARANTEES IMPLIED BY LAW, AS WELL AS WARRANTIES OF CUSTOM OR USAGE.
SECTION 11
DISPUTE RESOLUTION
11.1 Negotiation. In the event of any claim, dispute or disagreement arising out of or relating to the implementation or performance of this CCA that the Parties, acting in good faith, have been unable to resolve within 30 Days after that dispute arises, the senior management of the Parties shall meet in good faith effort to resolve that dispute. The senior management of the Parties shall then have 15 Days in which to resolve the disagreement. Should the senior management of the Parties be unable to resolve the disagreement within 15 Days then the Parties may elect to judicial relief.
SECTION 12
REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1 Representations, Warranties and Covenants of Owner. Owner hereby represents, warrants and covenants to HES that:
(a)	Owner is a Limited Liability Company duly organized, validly existing and in good standing under the Applicable Laws of Iowa and is qualified to do business in Iowa;

(b)
Owner is not in violation of any Applicable Law promulgated or judgment entered by any Governmental Authority that would affect its ability to perform any obligations under this CCA, and there are no legal, arbitration, administrative proceedings or any other proceeding or investigation by or before any Governmental Authority, now pending or (to the best of its knowledge) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on Owner’s ability to perform under this CCA;

November 14, 2007

EPIC — Confidential
(c)
Owner is the legal owner of or has the legal right to use all processes, concepts, designs, software and technology used in creating the Facility where such information or knowledge is or could be protected by intellectual property law (“Intellectual Property”). In such instances where Owner licenses or leases Intellectual Property (“Owner Licensed Intellectual Property”) from a third party, Owner can and will provide proof from the true owner that Owner is permitted to use such Owner Licensed Intellectual Property. Except for Owner Licensed Intellectual Property to which Owner has a right solely by way of a non-negotiated, or shrink wrap, license, Owner shall disclose the use of all Owner Licensed Intellectual Property and the name of the owner thereof including contact information. In the event that a court of competent jurisdiction makes a final, non-appealable judgment or upon a judgment becoming non-appealable by lapse of time, that a third party has superior rights over those of Owner to all or part of the Intellectual Property, Owner shall have the option, at its sole expense, to either (i) provide an alternative process, concept, design, software or technology without materially degrading the economics or performance of the Facility, or (ii) acquire the right to continue using the Intellectual Property owned by such third party under the same conditions as provided in this Agreement. In the event Owner is unable or unwilling to provide either alternative of (i) or (ii) hereof within sixty (60) days following entry of such judgment or such judgment becoming non-appealable, then HES shall, along with all its other rights under local, State and Federal Law, have the right to terminate this CCA. If HES terminates this CCA, HES shall retain its right to purchase the Facility pursuant to the HOMELAND GASIFICATION, LLC terms and conditions.

(d)
Owner has made all filings with and obtained all consents, licenses, permits and other approvals from all Governmental Authorities required or appropriate in order to permit Owner to lawfully conduct its business now and as contemplated by this CCA;

(e)
Owner’s execution and delivery of this CCA, consummation of the transactions contemplated herein and compliance with the terms and provisions hereof will not conflict with or result in a breach of, or require any consent (except such consents as have been obtained or are reasonably expected to be obtained in due course) under (i) any of Owner’s organizational documents, (ii) any Applicable Law or any order, writ, injunction or decree of any court or Government Authority or (iii) any agreement or instrument to which Owner is a party or by which it is bound or to which it or its property is subject;

(f)
this CCA has been duly and validly authorized, executed and delivered by Owner and constitutes Owner’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by Bankruptcy, insolvency, reorganization or moratorium or other similar Applicable Laws); and

(g)	Owner’s performance of its obligations under this CCA, including all delivery of Fuel Gas hereunder, shall be in compliance in all material respects with all Applicable Laws.
12.2 Representations, Warranties and Covenants of HES. HES hereby represents, warrants and covenants to Owner that:
(a)
HES is a Limited Liability Company duly organized, validly existing and in good standing under the laws of Iowa and is qualified to do business in all other jurisdictions in which the nature of its business makes such qualification necessary;

November 14, 2007

EPIC — Confidential
(b)
HES is not in violation of any Applicable Law promulgated or judgment entered by any Governmental Authority that would affect its performance of any obligations under this CCA, and there are no legal, arbitration, administrative proceedings or any other proceeding or investigation by or before any Governmental Authority, now pending or (to the best of its knowledge) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its ability to perform its obligations under this CCA;

(c)
HES has made all filings with and obtained all consents, licenses, permits and other approvals from all Governmental Authorities required or appropriate to be in order to permit HES to lawfully conduct its business now and as contemplated by this CCA;

(d)
HES’ execution and delivery of this CCA, consummation of the transactions contemplated herein and compliance with the terms and provisions hereof will not conflict with or result in a breach of, or require any consent under (i) any of HES’ organizational documents, (ii) any Applicable Law or regulation, or (iii) any order, writ, injunction or decree of any court or Government Authority, or any agreement or instrument to which HES is a party or by which it is bound or to which it or its property is subject;

(e)
this CCA has been duly and validly authorized, executed and delivered by HES and constitutes HES’ legal, valid and binding obligation, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by Bankruptcy, insolvency, reorganization or moratorium or other similar Applicable Laws); and

(f)	HES’ performance of its obligations under this CCA, including all delivery of Fuel hereunder, shall be in compliance in all material respects with all Applicable Laws.
SECTION 13
ASSIGNMENT
13.1 Assignment. This CCA shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This CCA may not be assigned by either Party in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that this CCA may be collaterally assigned in whole (i) by Owner without such consent to the Project Lender and (ii) by HES without such consent to its senior lender. Except for an assignment to the Project Lender and to HES’s senior lender, no other permitted assignment by either Party of this CCA for any purpose whatsoever shall be valid until all obligations of the assignor hereunder shall have been assumed by the assignee by written agreement delivered to the other Party. Any assignment which does not comply with the provisions of this Section 14.1 shall be null and void.
13.2 Facility Lender Requested Documents. In connection with any collateral assignment by Owner or HES of this CCA as set forth in Section 13.1 above, Owner and HES shall execute and deliver a Consent and Agreement to such assignment in the form reasonably requested by the applicable lender. Owner and HES further agree to furnish the Project Lender with such other documents and legal opinions as may reasonably be requested by the lender.
November 14, 2007

EPIC — Confidential
SECTION 14
CONFIDENTIAL INFORMATION
14.1 Confidentiality Obligation. Neither Party shall disclose to third parties any written, oral or electronic confidential or proprietary information regarding the Facility or the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this CCA (“Confidential Information”) without the express written consent of the other Party, which consent shall not be unreasonably withheld. Further, the Parties shall disclose Confidential Information only to those of their employees, officers, agents and contractors who need to know such information in connection with performing this CCA. In addition, except as reasonably required by Owner in connection with financing the Facility or as reasonably required by either Party for performing its obligations hereunder, both Parties shall at all times use their reasonable efforts to keep all information regarding the terms and conditions of this CCA confidential. This Section 14.1 shall not apply to (i) information that was already in the possession of one Party prior to receipt from the other, (ii) information that is now or hereafter becomes a part of the public domain through no fault of the Party to whom the information is disclosed, (iii) information that corresponds substantially to information furnished by third parties without restriction on disclosure, (iv) information that is developed independently by the receiving Party’s employees who have not had access to the Confidential Information, or (v) information that the disclosing Party expressly agrees in writing may be disclosed by the receiving Party.
14.2 Required Disclosure. If a Party is required by Applicable Law to disclose Confidential Information including, without limitation, any disclosure pursuant to the rules and regulations of the US Securities Exchange Commission or any other regulatory agency having jurisdiction over a Party, or if disclosure of Confidential Information is required in connection with a Party’s assertion of any claim or defense in any judicial or administrative proceeding, then such Party may disclose Confidential Information; provided that prior to such disclosure such Party shall notify the other Party of the circumstances and substance of the disclosure. The disclosing party shall also exercise its best efforts to minimize the amount of Confidential Information disclosed. The Party disclosing such Confidential Information shall use reasonable efforts to obtain proprietary or confidential treatment of such information by the third party to whom the Confidential Information is disclosed and shall, to the extent such remedies are available, seek protective orders limiting dissemination and use of the Confidential Information. This CCA does not alter the rights of either Party to challenge any Applicable Law requiring the disclosure.
14.3 Term of Obligation. The confidentiality obligations of the Parties pursuant to this Section 14 shall survive the expiration or other termination of this CCA for a period of three years. Upon such expiration or other termination, each Party shall promptly return to the other Party or destroy, upon request, any Confidential Information of the other Party supplied in document or electronic form. If the Confidential Information has been destroyed then the Party responsible for such destruction shall provide written verification of same.
SECTION 15
MISCELLANEOUS PROVISIONS
15.1 Joint Effort. This CCA was prepared jointly by the Parties, each having had the advice of its own counsel, and shall not be construed more severely against one of the Parties than against the other as a result of the manner in which it was prepared, negotiated or executed.
15.2 Captions; Recitals. The captions and recitals contained in this CCA are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this CCA or the intent of any provision contained herein.
November 14, 2007

EPIC — Confidential
15.3 Severability. The invalidity or unenforceability of one or more provisions of this CCA shall not affect the validity of the remaining provisions of this CCA, so long as the material purposes of this CCA can be determined and effectuated.
15.4 No Waiver. Either Party’s failure to enforce any provision of this CCA or require compliance with any terms of this CCA at any time during the Term hereof, shall in no way be deemed to be a waiver of such Party’s right to enforce any and all such provisions at anytime thereafter.
15.5 Applicable Law. This CCA shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to its conflict of laws principles. Venue for any legal action or proceeding with respect to this Agreement may be brought in the courts of the United States of America for the Southern District of Texas, and by execution and delivery of this Agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court.
15.6 Counterparts. This CCA may be signed in any number of counterparts, each of which shall be considered a fully executed original, but all of which shall constitute one and the same instrument.
15.7 Relationship Between the Parties Nothing in this CCA shall be construed as constituting a joint venture, partnership or other association between Owner and HES, and neither Party shall be authorized to act on behalf of or to bind the other Party or to make any representation about or on behalf of such other Party. In addition, nothing in this CCA shall be interpreted as constituting a lease of property of any kind.
15.8 Third Parties. Except as otherwise expressly provided in this CCA with respect to indemnified persons, nothing in this CCA shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a party to this CCA.
15.9 Notices. Any notice, invoice, demand, offer or other written instrument required to be given pursuant to this CCA shall be in writing, shall be signed by the Party giving such notice and shall, to the extent reasonably practicable, be sent to the other Party by telefax, and if not reasonably practicable to be sent by telefax, then delivered to the other Party by hand delivery, overnight courier, or registered mail, at the address set forth below:

If delivered to Owner:	HOMELAND GASIFICATION LLC
c/o Econo-Power International Corporation
1502 Augusta, Suite 100
Houston, Texas 77057
Attention: John G. Keller
Telephone: 713-979-5198
Telefax: 713-979-5322

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2 Houston Center
909 Fannin, 22nd Floor
Houston, Texas 77010-1018
Attention: J. Todd Culwell
Telephone: 713-276-7600
Telefax: 713-276-7673
November 14, 2007

EPIC — Confidential

If delivered to HES:	Homeland Energy Solutions, LLC
106 W. Main
P.O. Box C
Riceville, Iowa 50466
Attention: Stephen K. Eastman
Telephone:641-985-4021

Copy to
Thomas D. Johnson
Brown Winick Law Firm
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Telephone 515-242-2400 or 515-323-8514
Either Party may change the address to which notice shall be sent, or specify one additional address to which copies of notices shall be sent, by providing a written notice to the other Party. A notice pursuant to this CCA shall be deemed received (i) if delivered by hand or overnight courier on the date upon which the notice was left at the address of the recipient, (ii) if sent by registered mail, on the date of the return receipt, or (iii) if sent by telefax, upon the sender’s receipt of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient’s telefax number. Where a Party is required under this CCA to respond to a notice within a specified period, such period shall be considered to run from the date on which the notice was deemed received, as provided above, and the response shall be considered timely if given as above provided by the last day of such period.
15.10 Conflicting Provisions. In the event of any conflict or inconsistency between the body of this CCA (including Appendix A) and any Exhibit, the terms and provisions of the body of this CCA shall prevail and be given priority. Subject to the foregoing, the several documents and instruments forming part of this CCA are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner that gives effect to each part and avoids or minimizes conflicts among such parts.
15.11 Entire Agreement and Amendments. This CCA sets forth the full and complete understanding of the Parties relating to the subject matter hereof, and supersedes any and all negotiations, agreements, understandings and representations (in each case, whether written or oral) made or dated prior to the execution and delivery of this CCA with respect to such subject matter. No change, amendment or modification of this CCA shall be valid or binding upon the Parties unless in writing and duly executed by both Parties.
November 14, 2007

EPIC — Confidential
IN WITNESS WHEREOF, the Parties have caused this CCA to be executed as of the Effective Date by their duly authorized representatives as follows:

HOMELAND GASIFICATION, LLC
By:	/s/ William C. Douglas
	Name:	William C. Douglas
	Title:	Sr. VP Business Development

HOMELAND ENERGY SOLUTIONS, LLC
By:	/s/ Stephen K. Eastman
	Name:	Stephen K. Eastman
	Title:	President

November 14, 2007

EPIC — Confidential
APPENDIX A
DEFINED TERMS
“Accepted Coal Gasification Practices” means, with respect to a particular time period, those practices, methods and acts that are performed during such time period by fuel gas generators and other operators of gasification projects at facilities of similar size, location and technology to that of the Facility, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, could have been expected to accomplish a desired result at reasonable cost consistent with good business practices, reliability, efficiency, safety, expedition and environmental protection. Accepted Coal Gasification Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather to include those practices, methods and acts generally accepted or approved by such non-utility generators and other operators during the relevant time period.
“Affiliate” means, with respect to a particular Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with,” with respect to a particular Person, means the possession (directly or indirectly) of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.
“Agreement” means this Tolling Agreement dated as of the Effective Date between Owner and HES (including this Appendix A and all Exhibits attached to this Coal Conversion Agreement).
“Applicable Law” means any applicable federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation or order, or specified standards or objective criteria or requirements contained in any applicable permit or approval, or other legislative or administrative action of any Governmental Authority, or final decree, judgment or order of a court or arbitration panel, or mandatory engineering, construction, safety or operating standard or code, including all Environmental Laws.
“Bankruptcy” means, with respect to a particular Person, a situation in which (i) such Person files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable law relating to bankruptcy, insolvency, or other relief for debtors, or seeks or consents or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties, (ii) a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future bankruptcy law or law relating to insolvency or other relief for debtors, and such Person acquiesces in the entry of such order, judgment or decree or such order, judgment or decree remains un-vacated and un-stayed for an aggregate of 30 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property is appointed without the consent or acquiescence of such Person and such appointment remains un-vacated and un-stayed for an aggregate of 30 days, whether or not consecutive, (iii) such Person evidences its inability to pay its debts as they mature, (iv) such Person gives notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations, or (v) such Person makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.
November 14, 2007

App. A-1

EPIC — Confidential
“British Thermal Unit” or “Btu” means the amount of heat required to raise the temperature of one pound of water from 59 degrees Fahrenheit to 60 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch. For purposes of this CCA, Btu’s will be calculated on a Higher Heating Value (HHV) basis.
“Business Day” means a Day other than a Saturday, Sunday or Day on which commercial banks in New York are authorized or required to close.
“HES” has the meaning specified in the preamble.
“HES Event of Default” has the meaning specified in Section 9.4.2.
“COD Anniversary Date” means the last Day of the 12th Month beginning on or after the Commercial Operation Date, and each anniversary of such Day.
“Confidential Information” has the meaning specified in Section 14.
“Commercial Operation Date” means the date upon which Owner notifies HES that the tests described in Exhibit B are complete and the minimum performance standards have been satisfied.
“Consent and Agreement” means the Consent and Agreement to be entered into by and among Owner, HES and the Facility Lender pursuant to the provisions of Section 13.2.
“Construction Contract” means the Contract to be entered into between Owner, and Construction Contractor for the construction of the Facility.
“Construction Contractor” means (TBD).
“Curtailment” means any of the following events: (i) HES does not require some or all of Fuel Gas to be generated by the Facility, (ii) HES does not accept Fuel Gas at the Fuel Gas Delivery Point, (iii) HES does not provide sufficient Fuel, or (iv) HES provides fuel that does not meet the Fuel Specifications.
“Day” means a 24 hour period beginning at 12:00 midnight, Prevailing Time.
“Default Payment” means the payment made in the event of an early termination in which HES is purchasing the Facility, determined in accordance with the Default Payment Schedule in Exhibit N.
“Demonstrated Capacity” means the total MMBtu output level that the Facility is capable of producing as demonstrated during the tests conducted in accordance with Section 4.1 and Exhibit B.
“Dollars” or “$” means United States dollars.
“Effective Date” has the meaning specified in the preamble.
“Environmental Law” means any environmental or health and safety-related Law whether existing as of the date hereof, previously enforced, or subsequently enacted.
November 14, 2007

App. A-2

EPIC — Confidential
“Facility” means the approximately 542 MMBtu/hour coal gasification facility owned by Owner that is being constructed on a site located in Chickasaw County, Iowa, which is more fully described in Exhibit A attached hereto.
“Facility Operating Procedures” means the facility operating procedures and operating limitations set forth in Exhibit C.
“Facility Utilization Plan” has the meaning specified in Section 4.5.
“Financing Document” means any loan or credit agreement and all related collateral security documentation, if any, relating to (a) any indebtedness of Owner, or (b) any indebtedness of any Affiliate of Owner, secured by the assets of Owner or by which the assets of Owner may be encumbered, in either case the proceeds of which, directly or indirectly, are used to finance or refinance the development, construction, ownership or operation of the Facility.
“Financial Closing Date” means the date upon which all of the Financing Documents shall have been executed and delivered and all conditions precedent to the initial funding there under shall have been satisfied or waived.
“Fuel” means coal meeting the specifications set forth in Exhibit E.
“Fuel Conversion Services” means the operation of the Facility by Owner to convert Fuel delivered or caused to be delivered to the Facility by HES to generate and deliver Fuel Gas to HES.
“Fuel Conversion Services Charge” means, for each Month (a) during the Start-up Period, an amount equal to the product of $3.50 multiplied by (i) the amount of Fuel Gas (MMBtu’s) generated during each Month, and (b) during each Operating Year, an amount equal to the product of (i) the Fuel Conversion Services Rate multiplied by (ii) the amount of Fuel Gas (MMBtu’s) generated during each Month. The difference between the Fuel Conversion Services Rate-Annual plus the Fuel Cost and the delivered price of natural gas will be accrued in a reconciliation account. At the end of each three month period following the Commercial Operation Date there will be a reconciliation wherein the monthly differences for the previous three months will be reconciled. Should there be a deficit in the reconciliation account HES will be billed in accordance with Section 5.2. The quarterly reconciliation shall be calculated within 5 days after the end of each three month period following the Commercial Operation Date. A description of the above calculation method is illustrated in Exhibit F
“Fuel Conversion Services Rate” means the lesser of the delivered price of natural gas or the Fuel Conversion Services Rate-Annual plus the Fuel Cost applicable for that month. This Rate is for comparison purposes only to determine which of the two rates, natural gas or the Fuel Conversion Services Rate-Annual, will be used to bill HES. In no event will HES be charged for the price of Fuel. HES remains solely responsible for Fuel supply as set out in Section 4.6.
“Fuel Conversion Services Rate- Annual” means the Fuel Conversion Services Rate adjusted in accordance with the formula described below; provided, however, in no event shall the Fuel Conversion Services Rate be less than the Fuel Conversion Services Rate for the prior Operating Year. Additionally, the Fuel Conversion Services Rate-Annual is the maximum amount that can be billed in each billing period. HES remains solely responsible for the cost and supply of Fuel. For the first Operating Year the rate shall be $3.50/MMBtu.
November 14, 2007

App. A-3

EPIC — Confidential
Current Fuel Conversion Services Rate = $3.50/MMBtu x (PPIt/PPIb)
Where:

PPI =	US Producer Price Index — Finished Goods without Foods and Energy.

t =	Current Period: The average of the most recent 12 months ending in the same month as the final month in the prior Operating Year.

b =	Previous Period: The 12 month period ending in the Operating Year prior to the prior Operating Year; provided that for the first re-determination, the previous Operating Year is the calendar year 2007.
“Fuel Conversion Services Rate-Curtailment” means the Fuel Conversion Services Rate-Annual modified to reflect the discounted variable expense component of the Fuel Conversion Services Rate, all as show in Exhibit F.
“Fuel Cost” means the delivered cost of Fuel contained in the fuel supply contract between Peabody Coal Sales and HES.
“Fuel Delivery Point” means the conveyor carrying Fuel to the top of Owner’s facility at which Fuel is to be delivered, or provided or measured, pursuant to this CCA.
“Fuel Gas” means fuel gas meeting the specifications set forth in the Fuel Gas Specifications.
“Fuel Gas Delivery Point” means the physical point of delivery set forth on Exhibit A at which Fuel Gas is to be delivered, or provided and measured, pursuant to this CCA.
“Fuel Gas Metering Equipment” means the meters and associated equipment utilized in determining the amount of Fuel Gas delivered to the Facility.
“Fuel Gas Specifications” means the quality specifications for Fuel Gas set forth in Exhibit E.
“Fuel Measurement Scales” has the meaning specified in Section 3.3.
“Fuel Specifications” means the quality specifications for Fuel set forth in Exhibit E.
“Gas Delivery Point” means the physical point of delivery set forth on Exhibit A at which Natural Gas is to be delivered pursuant to this CCA.
“Governmental Authority” means (i) any federal, state, local or municipal governmental body, (ii) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, or (iii) any court or governmental tribunal.
“Indemnitee” has the meaning specified in Section 8.6.
“Indemnitor” has the meaning specified in Section 8.6.
November 14, 2007

App. A-4

EPIC — Confidential
“Interest Rate” means a per annum rate of interest (computed on the basis of a 365-day year) equal to the lesser of (i) the prime commercial lending rate as quoted from time to time by The Wall Street Journal as the “Prime Rate” under the column known as “Money Rates”, plus one percent, and (ii) the maximum rate permitted by Applicable Law.
“MMBtu” means one million British Thermal Units.
“Month” means the period beginning at 12:01 a.m., local time, on the first Day of each calendar month and ending at the same hour on the first Day of the next succeeding calendar month.
“Operating Period” means the period beginning on the Commercial Operation Date and ending at the end of the Term.
“Operating Year” means each period of 12 Months ending on a COD Anniversary Date; provided that the first Operating Year shall also include the portion of the Month during which the Commercial Operation Date occurs that is between the Commercial Operation Date and the end of such Month.
“Operation and Maintenance Agreement” means the Operation and Maintenance Agreement, dated as of [insert date] between Owner and [insert name of the Operator]. The scope of services to be provided by the Owner and Operator under the Operation and Maintenance Agreement shall include, among other things, those services described in Exhibit I.
“Option” has the meaning specified in Section 5.5.
“Owner” has the meaning specified in the preamble.
“Owner Event of Default” has the meaning specified in Section 9.1.
“Parties” means Owner and HES.
“Party” means Owner or HES.
“Person” means an individual, Governmental Authority, corporation, limited liability company, partnership, limited partnership, trust, association or other entity.
“Prevailing Time” means the local time in New Hampton, Iowa.
“Project Documents” means the Construction Contract, the Operation and Maintenance Agreement, this CCA and all other material agreements and documents to which Owner is a party relating to the construction, operation and maintenance of the Facility.
“Project Lender” means any entity or entities providing non recourse debt and or equity financing or refinancing to Owner or any Affiliate of Owner under the Financing Documents in connection with the development, construction, ownership or operation of the Facility.
“Reference Efficiency Rate” means the amount of energy produced by the Facility, expressed in Btu of Fuel Gas per Btu of Fuel input, which ratio shall not be less than 0.XX.
November 14, 2007

App. A-5

EPIC — Confidential
“Related Parties” of a Party means its Affiliates, equity owners, Affiliates of its equity owners, and their directors, officers, stockholders, employees and agents.
“Scheduled Maintenance” means the planned removal of the Facility from service to perform work on specific components that is scheduled in advance and has a predetermined start date and duration (e.g. annual overhaul, inspections, testing, major maintenance and routine maintenance) all in accordance with Exhibit N.
“Start-up” means when the Facility is installed and ready to begin first delivery of Fuel Gas to HES.
“Start-up Period” means the time period beginning on Start-up and ending on the Commercial Operation Date.
“Taxes” means any or all federal, state or local, municipal, ad valorem, property, occupation, severance, generation, first use, conversion, Btu or power, transmission, [utility], gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, license fees, permit fees, assessments, or increases in or interest on or penalties relating to any of the foregoing, other than taxes based on net income or net worth.
“Term” has the meaning specified in Section 9.1.
November 14, 2007

App. A-6

EPIC — Confidential
EXHIBIT A
DESCRIPTION OF FACILITY AND DESIGNATION OF DELIVERY POINTS
November 14, 2007

EPIC — Confidential
EXHIBIT B
DEMONSTRATED CAPACITY AND EFFICIENCY TESTS
The demonstrated capacity and efficiency tests will be developed by the EPC contractor using the input from Owner, HES and the engineer. It will be complete and agreed upon XXX days prior to testing.
November 14, 2007

EPIC — Confidential
EXHIBIT C
FACILITY OPERATING PROCEDURES
Operating Manuals and training materials are developed throughout the duration of the project development. All subsystems, as well as the overall system will have operating manuals and will require training of HES personnel. The manuals and materials will be complete and available sixty (60) days prior to the Facility startup. As built drawings will be added to the manuals as they are completed.
Facilitating operating procedures and training materials will be a part of the EPC contract and are the responsibility of the Owner.
November 14, 2007

EPIC — Confidential
EXHIBIT D
NOT USED
November 14, 2007

EPIC — Confidential
EXHIBIT E
COAL AND FUEL GAS SPECIFICATIONS
The items will be specific to the coal and will be developed when the coal is selected
November 14, 2007

EPIC — Confidential
EXHIBIT F
ILLUSTRATION OF METHODOLGY OF CALCULATING FUEL CONVERSION
SERVICES CHARGE ON A MONTHLY BASIS
1.	The following illustrates calculation of the Fuel Conversion Services Charge(FCSC) before Commercial Operation Date:

The formula for calculation is:

FCSC = Actual Production (as measured by the Fuel Gas Metering Equipment) in MMbtu’s X $3.50

Using the formula above and actual production of 100,000 MMBtu during the month results in the following calculation and result:

FCSC = 100,000 MMBtu X $3.50 = $350,000.00

2.	After the Commercial Operation Date the above calculation is no longer used and the following formula is in effect:

FCSC = (Actual Production during period in MMbtu’s X Fuel Conversion Services Rate Annual)

Sample calculation using above formula:

390,240 MMBtu Actual Production X $3.65 Fuel Conversion Services Rate Annual = FCSC

390,240 X $3.65 = $ 1,424376 = FCSC
November 14, 2007

EPIC — Confidential
The following example describes calculations when the situation occurs in which the delivered price of natural gas is less than the Fuel Conversion Services Rate plus Cost of Fuel both expressed in dollar cost per MMbtu. Certain assumptions are assumed for example purposes only. This does not apply to the curtailment Variable Expense which is set at $ 0.37 for the term of the agreement.
Calculations are made on the assumed production described below

Assumed Syngas Production
	Actual
	MMBtu
	Delivered	Assumed Curtailed Production
	during			Curtailed	Total Billable
	Month at		Demonstrated	Production	MMBtu’s
	Delivery		Capacity per	Calculation in	(Production &
Date	Point	Hours Curtailed	hour in MMBtu	MMBtu	Curtailment)
Jan	390,240	0	542	—	390,240
Feb	377,232	24	542	13,008	390,240
Mar	370,728	36	542	19,512	390,240

	1,138,200			32,520	1,170,720

Check must = 0
Accrual Calculation

	Fuel				MMBtu of	Calculation of	Billing on a
	Conversion				SynGas	Billing on a	delivered	Calculation using
	Services		Total FCSR and	Delivered Nat	Delivered	FCFS + Fuel	Natural Gas	method giving lesser
Date	Rate Annual	Fuel Cost	Fuel Cost	Gas Rate	during Month	Cost	Basis	of two amounts
Jan	$3.65	$2.78	$6.43	$7.00	390,240	$2,509,243	$2,731,680	$2,509,243
Feb	$3.65	$2.78	$6.43	$6.00	377,232	$2,425,602	$2,263,392	$2,263,392
Mar	$3.65	$2.78	$6.43	$5.00	370,728	$2,383,781	$1,853,640	$1,853,640

Total					1,138,200	$7,318,626	$6,848,712	$6,626,275

Production Billing Calculation

	Fuel		Billing Before
	Conversion	MMBtu	Accrual for	Accrual
	Services	Delivered	natural gas	Reduction	Actual Monthly
Date	Rate Annual	during Month	prices	from above	Billing
Jan	$3.65	390,240	$1,424,376	$—	$1,424,376
Feb	$3.65	377,232	$1,376,897	$(162,210)	$1,214,687
Mar	$3.65	370,728	$1,353,157	$(530,141)	$823,016

Total		1,138,200	$4,154,430	$(692,351)	$3,462,079

Curtailment Billing Calculation

	Fuel	Cutailment	Fuel	MMBtu	Billing on a
	Conversion	Variable	Conversion	Delivered	Fuel
	Services	expense	Services Rate	during	Conversion
Date	Rate Annual	component	Cutrailment	Curtailment	Services Basis
Jan	$3.65	$(0.37)	$3.28	0	$—
Feb	$3.65	$(0.37)	$3.28	13,008	$42,666
Mar	$3.65	$(0.37)	$3.28	19,512	$63,999

Total				32,520	$106,666

			Check	1,170,720	—
Billing Summary of all Calculations

			Total Monthly	Add Back of
			Billing =	Quarter end
	Production	Curtailment	Production +	Reconciliation	Total Amounts
Date	Billing	Billing	Curtailment	Billing	Billed
Jan	$1,424,376	$—	$1,424,376	$—	$1,424,376
Feb	$1,214,687	$42,666	$1,257,353	$162,210	$1,419,563
Mar	$823,016	$63,999	$887,016	$530,141	$1,417,157

Total	$3,462,079	$106,666	$3,568,745	$692,351	$4,261,096

Note: the Add back of the Quarter end Reconciliation occurs only at the end of the Quarter per terms of Agreement
November 14, 2007

EPIC — Confidential
EXHIBIT G
NOT USED
November 14, 2007

EXHIBIT H
OPERATIONS AND MAINTENANCE AGREEMENT
November 14, 2007

EXHIBIT I
SITE LEASE AND ACCESS AGREEMENT
November 14, 2007

EXHIBIT J
NOT USED
November 14, 2007

EXHIBIT K
NOT USED
November 14, 2007

EXHIBIT L
SCHEDULED MAINTENANCE
November 14, 2007

EXHIBIT M
NOT USED
November 14, 2007

EXHIBIT N
DEFAULT PAYMENT SCHEDULE
To be completed when the final facility costs are known
November 14, 2007